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                                                                     EXHIBIT (p)

                          DB HEDGE STRATEGIES FUND LLC

                           FORM OF PURCHASE AGREEMENT

      Purchase Agreement dated June 27, 2002 between DB Hedge Strategies Fund LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund") and Deutsche Asset Management, Inc. ("DeAM"), a corporation organized under the laws of the State of Delaware;

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund proposes to issue and sell units of limited liability company interest in the Fund ("Units") to the public pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

      WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Units;

      NOW, THEREFORE, the Fund and DeAM agree as follows:

      1. The Fund offers to sell to DeAM, and DeAM agrees to purchase from the Fund, Units of the Fund for an aggregate price of $1,200,000 on June 27, 2002.

      2. DeAM represents and warrants to the Fund that DeAM is acquiring the Units for investment purposes only and not with a view toward resale or further distribution.

      3. DeAM's right under this Purchase Agreement to purchase the Units is not assignable.

      IN WITNESS WHEREOF, the Fund and DeAM have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.



DB HEDGE STRATEGIES FUND LLC             DEUTSCHE ASSET MANAGEMENT, INC.
By: ____________________________          By: __________________________________
    Natalie Zornitsky                         Natalie Zornitsky
    Vice President                            Managing Director